EXHIBIT 99.1

November 22, 2004

VIA HAND-DELIVERY

James E. Winslow
Home Products International, Inc.
4501 West 47th Street
Chicago, IL 60632

     Re: Employment Agreement & Proposed Change of Control

Dear Jim:

     Pursuant to Section 13(b) of my Employment Agreement dated May 19, 1999 (as amended on October 14, 1999 and December 15, 1999) (the “Employment Agreement”), it is my intention to voluntarily resign my employment with the Company (including my employment as Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors) as of the consummation of the transaction described in the Acquisition Agreement dated October 28, 2004 by and between Storage Acquisition Company and the Company (the “Proposed Transaction”).

     As noted in the Company’s Solicitation/Recommendation dated November 12, 2004 and filed with the SEC on Schedule 14D-9, consummation of the Proposed Transaction will constitute a Change of Control as defined in Section 13(a) of my Employment Agreement (as amended effective October 14, 1999).

     Upon consummation of the Proposed Transaction and my resignation pursuant to Section 13(b) of my Employment Agreement, I will be entitled to the following from the Company:

1. Consulting. Pursuant to Section 13(b)(i) of the Employment Agreement, I will provide consulting services for the 24-month period following my resignation and the Company will pay me on my resignation date a lump-sum amount for such services in an amount equal to the difference between (A) $5 million and (B) the per share value of the Company’s common stock on consummation of the Proposed Transaction less the exercise price per share of each stock option granted to me pursuant to Section 14 of my Employment Agreement multiplied by the number of shares of such Common Stock granted to me pursuant to Section 14, which lump-sum amount the Company has estimated to be $4,951,000;

James E. Winslow
November 22, 2004

2. Severance Pay. Pursuant to Section 13(b)(ii) of the Employment Agreement, the Company will pay me a single lump-sum payment within five business days of my resignation in the amount of $2,885,125.50;

3. Continued Benefits. The Company will provide me with continued medical and other insurance benefits including continuation of the $5 million term life insurance policy issued by Valley Forge Life Insurance (Policy # V1ST007989) for a period of two years following my resignation;

4. Accelerated Vesting. To the extent applicable, pursuant to Section 14(c) of the Employment Agreement, any and all stock options that have been granted to me and have not yet vested will become immediately 100% vested and exercisable upon consummation of the Proposed Transaction;

5. Excise Tax Gross-Up. Pursuant to Section 28 of the Employment Agreement (as added by Amendment No. 2 dated December 15, 1999), the Company will make an additional excise tax gross-up payment to me to the extent I am required to pay Excise Taxes (as defined in the Employment Agreement) as a result of payments under my Employment Agreement or otherwise (the amount of such payment will be determined by a nationally recognized accounting firm designated by me, and the Company shall pay such amount within 5 days of such determination);

6. 2004 Bonus. Pursuant to the terms of the Company’s bonus plan, the Company will pay me a 2004 bonus amount estimated to be $859, 914 based on the calculations provided by the Company and assuming a December 15th payout;

7. 2004 Profit Sharing. Pursuant to the terms of the Company’s Profit Sharing Plan, a 2004 profit sharing contribution will be made to the Profit Sharing Plan on my behalf which is based on the Company’s calculations of $4,777.30;

8. EIP Shares. Pursuant to the terms of the Company’s EIP Plan, the Company will pay me within 10 days following consummation of the Proposed Transaction an additional amount equal to $137,731.50 based on the calculations provided by the Company;

9. Expenses. Pursuant to Section 6 of the Employment Agreement, the Company will reimburse me on or before my resignation date for any and all reasonable and necessary business expenses incurred by me prior to my resignation which have not been reimbursed as of my resignation;

10. Vacation. Pursuant to Section 9 of the Employment Agreement and subject to the Company’s vacation policy, the Company shall pay me upon my resignation for any accrued, but unused vacation days; and

James E. Winslow
November 22, 2004

11. Letter of Credit. Pursuant to Section 29 of the Employment Agreement (as added by Amendment No. 2 dated December 15, 1999), the Company shall provide a letter of credit for my benefit in the amount of $375,000 immediately upon my request that the Company provide such a letter.

     After you have had the opportunity to review this letter, call me at your convenience if you would like to discuss in greater detail my planned resignation, the outlined severance benefits or any consulting services that the Company may need.

Sincerely,
/s/ James Tennant
James Tennant

cc:

Maryann A. Waryjas (via Overnight Delivery)
Katten Muchin Zavis Rosenman
525 W. Monroe Street
Chicago, IL 60661